Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lexington Realty Trust:

We consent to the use of our reports dated February 25, 2013, with respect to the consolidated financial statements and the related financial statement schedule of Lexington Realty Trust and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

New York, New York
January 9, 2014